Exhibit G

[Procuraduría de la Administración Letterhead]

March 17, 2016

DS-32-16

The Hon. Dulcidio de la Guardia

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-202178 on Schedule B (the “Registration Statement”) including the Prospectus dated February 27, 2015, and the Prospectus Supplement dated March 10, 2016 constituting a part thereof, the Fiscal Agency Agreement dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003 and by Amendment No. 2 thereto, dated as of February 13, 2015, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated as of March 10, 2016 among the Republic of Panama (“Panama”), Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (the “Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$1,000,000,000 principal amount of its 3.875% Global Bonds due 2028 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 3 dated January 26, 2016.

It is my opinion that, as of March 17, 2016, the Global Bonds were, and they remain, duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds constituted and constitute valid and legally binding, direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2014, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Best Regards,

/s/ Rigoberto González Montenegro
Rigoberto González Montenegro
Procurador de la Administración
Republic of Panama